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                                                                 Exhibit 10.1

THIS IS A MEMORANDUM of the terms of a contract made on 1 December 1999 and lays down, according to Italian Law, all the conditions which regulate the employment relationship between :-


CRONOS CONTAINERS S.R.L a company incorporated in Italy and whose registered office is at Genova, T.Galimberti 7 ("the Company") and


MR NICO SCIACOVELLI of Via Niccolini, n.75/3, 16166, Genova Italy ("the Executive").


1       OBJECT AND STARTING DATE


        1.1 The Executive was appointed as Vice President of Europe and the Company. In such position he is responsible for all container leasing marketing and administration for Europe, Middle East, Africa and India.


        1.2 The Executive will be considered as a Dirigente, in accordance with Italian Law.


                1.2.1 The Executive accepts that the Company may at its discretion direct him to perform other duties or tasks not within the scope of his normal duties and the Executive agrees to perform such duties or undertake such tasks as if they were specifically required under this agreement provided performance of any such duties or tasks by the Executive shall not affect the Executive's right to the remuneration provided for under this agreement, as provided by Art. 2103 of the Civil Code.


2       DUTIES OF THE EXECUTIVE


        2.1 The Executive must behave in a manner suitable to the duties inherent in the explanation of the tasks assigned to him and shall during the period of this agreement:


                2.1.1 devote the whole of his time, attention and ability to the duties of his appointment;


                2.1.2 faithfully and diligently perform those duties and exercise such powers consistent with them which are from time to time assigned to or vested in him;


                2.1.3 obey all lawful and reasonable directions of the Board of Directors;


                2.1.4 use his best endeavours to promote the interests of the Company and its Group Companies;


                2.1.5 keep the Chief Executive Officer and Chairman of the Board of Directors of Cronos Group promptly and fully informed (in writing if so requested) of his conduct or the




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                        business or affairs of the Company and its Group
                        Companies and provide such explanations as they may require;


                2.1.6 not at any time make untrue or misleading statements relating to the Company or any Group Company.


        2.2 In compliance with the duty of loyalty provided in art. 2105 of the Civil Code the Executive is forbidden to conduct himself in a way which may, through its nature or through its possible consequences, result in a situation contrasting with the duties connected to his placement in the Company and which may give rise to a conflict of interest.


        2.3 In particular, the Executive is forbidden, without previous and express authorisation from the Company, to accept money or any other benefits, from suppliers and from clients or from any person external to the Company for all the duration of the employment relationship. Only gifts of small value, received in ordinary situations, are excluded from the above. Gifts of small value are defined as those with an average consumer price of not more than Lit. 100.000.


        2.4 Consequently, all gifts or tips of a value greater than that indicated received by the Executive should be considered as the Company's property, and must be handed over to the Executive's immediate superior, who will freely decide their destination.


3       CONFIDENTIALITY


        3.1 The Executive acknowledges that during is employment with the Company he will have access to and will be entrusted with confidential information and trade secrets relating to the business of the Company, and their customers and suppliers.


        3.2 The Executive will not during the term of the appointment (otherwise than in the proper performance of his duties and then only to those who need to know confidential information) or thereafter (except with the written consent of the Chief Executive Officer or Chairman or as required by law):


                3.2.1 divulge or communicate Confidential Information to any person (including any representative of the press or broadcasting or other media);


                3.2.2 cause or facilitate any unauthorised disclosure through any failure by him to exercise all due care and diligence;


                3.2.3 the Executive will use all reasonable endeavours to prevent the publication or disclosures of any Confidential Information. These restrictions will not apply to



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                        Confidential Information which, after the appointment
                        has been terminated, has become available to the public generally otherwise than through unauthorised disclosure, or is disclosed in any legal proceedings.


4       EXCLUSIVITY OF SERVICES


        4.1 It is forbidden for the Executive to enter into any other employment relationship involving any type of work, in any form (subordinate employment, autonomous employment, collaboration, participation) even if it is not in competition with the Company, except with the previous and express authorisation of the Directors of the Company.


        4.2 The violation of this clause constitutes a just cause for the withdrawal from the employment relationship.


5       PLACE OF WORK AND RESIDENCE


        5.1 The place of will be in Genova. The Company reserves the right to modify this place of work with the consent of the Executive as provided in Art. 2103 of the Civil Code.


        5.2 The Executive will, according to the needs of the Company, travel both in Italy and abroad for business purposes. The special economic treatment received by the Executive compensates for this obligation.


6       PAY


        6.1 As salary and as compensation for any obligations provided in this contract, the Executive will receive a total gross annual salary equal to Lit 345,701.314 payable in fourteen equal monthly instalments in arrears at the end of each calendar month and one on the 15th of December and one on 15th June. The salary shall be deemed to include any fees receivable by the Executive as a Director of the Company or of any other company or unincorporated body in which he holds office as nominee or representative of the Company.


        6.2 The monthly salary will be paid at the end of each calendar month to a bank account designated by the Executive.


        6.3 The Executive shall be entitled to participate in the Company's discretionary bonus programme in accordance with its terms and conditions and which pays a discretionary bonus based on Company and personal performance. The entitlement to participate in the Company's discretionary bonus programme will cease on termination of employment.



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        6.4     The economic treatment as provided hereinabove has been
                determined, in its entirety, taking into account the particular characteristics of the employment relationship and its particular, favourable conditions. It is paid in anticipation of any possible future economic rise, which could derive from any source, and is fully comprehensive. It substitutes any different treatment, and excludes any item or institute of a remunerative or integrative nature foreseen by any of the regulating sources of the employment relationship. The economic treatment absorbs any economic rise provided by any source, even if it is provided by particular institutions and even if it has a retrospective effect.


        6.5 On the termination of this Agreement the Executive will receive TFR as provided by art. 2120 Italian Civil Code.


7       EXPENSES


        7.1 The Company shall reimburse to the Executive on a monthly basis travelling, hotel, entertainment and other expenses reasonably incurred by him in the proper performance of his duties subject to the production to the Company of such vouchers or other evidence of actual payment of the expenses as the Company may reasonably require.


        7.2 Where the Company issues a company sponsored credit or charge card to the Executive he shall use such card only for expenses reimbursable under clause 7.1 above, and shall return it to the Company forthwith on the termination of his employment.


8       COMPANY CAR


        8.1 The Company will provide the Executive with a car which can be used for the carrying out of the tasks described in this contract as well a for private use.


        8.2 The value stipulated in relation to the possible private use of the car is determined as 30% of 15.000 kilometres, as determined in the A.C.I tables. Consequently, the Executive will be invoiced monthly for a sum, inclusive of I.V.A., which will be taken from his payment sheet and will be up-dated periodically in accordance with the A.C.I. tables.


        8.3 The Company will pay all expenses related to the car, whether they are fixed amounts (depreciation, tax, insurance, etc), or variable amounts (petrol, oil, tyres, etc). Each time the Executive purchases petrol he must accurately make a record of the amount spent, which must include the signature of the retailer.


        8.4     If the Executive does not keep a record as provided in clause
                8.3 his expenses will not be reimbursed.



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        8.5     The Executive is responsible for the adequate preservation of the car and for its periodic maintenance, in order to keep it running perfectly efficiently.


9       INSURANCE BENEFIT


        9.1 The Executive shall be entitled to participate at the Company's expense in the Company's Life Insurance Scheme and Permanent Health Insurance Scheme and in the Company's private medical expenses insurance scheme for himself, his spouse and dependent children subject always to the rules of such schemes details of which are available from the Human Resources Department.


10      HOLIDAYS


        10.1 The Executive is entitled to an annual holiday period of 30 working days paid holiday each year (which runs from 1st January to 31st December) to be taken at such time or times as are agreed with the Board.


        10.2 On the termination of his appointment for whatever reason, the Executive shall either be entitled to pay in lieu of outstanding holiday entitlement. The basis for payment shall be 1/260 x of the Executive's monthly basic salary for each day.


11      SICKNESS OR INJURY


        11.1 If the Executive is absent because of sickness (including mental disorder) or injury he shall report this fact forthwith to the Human Resources Department of Cronos Containers Limited and if the Executive is so prevented for seven or more consecutive days he shall provide a medical practitioner's statement on the eighth day and weekly thereafter so that the whole period of absence is certified by doctors statements. Immediately following his return to work after a period of absence the Executive shall complete a self-certification form available from the said Human Resources Department detailing the reasons for his absence.


        11.2 In the case of an interruption of services due to sickness or injury the Executive has the right to keep his job for a period of 12 months. In this period the Executive has the right to his full remuneration.


        11.3 Protected period of sickness as provided in clause 11.2 applies not only to one continuous period of sickness but also to a series of periods of sickness of any duration. In case of a series of periods of sickness the protected period will be considered in relation to all illnesses in the 3 years preceding the date of dismissal.



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        11.4    In the case of interruption of services for injury incurred during working hours the Executive has the right to keep his job and his full remuneration until he has recovered but for no longer than 30 months.


12      DURATION AND WITHDRAWAL


        12.1 This contract commenced on 1 December 1999 and shall continue except in the case of good cause until 30 November 2001 ("the Fixed Term"). If at the end of the Fixed Term the contract is not renewed the contract shall nevertheless continue on the same terms and conditions save the Company may terminate the Executive's employment by giving the Executive 12 months written notice and the Executive may terminate his employment by giving the company 4 months written notice.


        12.2 The Company may terminate this contract with immediate effect as provided by Art. 2119 of the Civil Code. In the event of a termination without good cause the Executive will be entitled to be paid an amount equal to the Executive's annual basic salary under this Agreement for the balance of the term of this Agreement as set out in 12.1 above.


13      FINAL PROVISIONS


        13.1 This agreement supersedes and extinguishes any prior agreements, contracts, arrangements, undertakings or practices between the parties.


Please return a copy of this contract signed and dated by you to indicate your acceptance and also your approval of the clauses shown below.





Cronos Containers S.r.L.





/s/ Dennis J Tietz

Dennis Tietz





/s/ Peter J Younger

Peter Younger



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The Executive confirms his approval, both specifically and as regards the provisions of art. 1341 of the Civil Code, of the following clauses; 2 Duties;
3) Confidentiality; 4) Exclusivity of services; 6) Pay; 12) Duration and withdrawal.





/s/ Nico Sciacovelli

Nico Sciacovelli





Dated the April 7, 2000




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